Exhibit No. 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to provide investors with an understanding of the Corporation’s past performance, its financial condition and its prospects. The following will be discussed and analyzed:

•	Overview of Business

•	Overview of 2006 Results

•	Results of Operations and Related Information

•	Liquidity and Capital Resources

•	Variable Interest Entities

•	Critical Accounting Policies and Use of Estimates

•	Legal Matters

•	New Accounting Standards

•	Business Outlook

•	Forward-Looking Statements

Overview of Business

The Corporation is a global health and hygiene company with manufacturing facilities in 37 countries and its products are sold in more than 150 countries. The Corporation’s products are sold under such well-known brands as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend. The Corporation has four reportable global business segments: Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. These global business segments are described in greater detail in Item 8, Note 17 to the Consolidated Financial Statements.

In managing its global business, the Corporation’s management believes that developing new and improved products, responding effectively to competitive challenges, obtaining and maintaining leading market shares, controlling costs, and managing currency and commodity risks are important to the long-term success of the Corporation. The discussion and analysis of results of operations and other related information will refer to these factors.

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Product innovation – Past results and future prospects depend in large part on product innovation. The Corporation relies on its ability to develop and introduce new or improved products to drive sales and volume growth and to achieve and/or maintain category leadership. In order to develop new or improved products, the technology to support those products must be acquired or developed. Research and development expenditures are directed towards new or improved personal care, tissue and health care products and nonwoven materials.

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Competitive environment – Past results and future prospects are significantly affected by the competitive environment in which we operate. We experience intense competition for sales of our principal products in our major markets, both domestically and internationally. Our products compete with widely advertised, well-known, branded products, as well as private label products, which are typically sold at lower prices. We have several major competitors in most of our markets, some of which are larger and more diversified. The principal methods and elements of competition include brand recognition and loyalty, product innovation, quality and performance, price, and marketing and distribution capabilities.

Aggressive competitive actions in 2005 and 2006 have required increased promotional spending to support new product introductions and enable competitive pricing in order to protect the position of the Corporation’s products in the market. We expect competition to continue to be intense in 2007.

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Market shares – Achieving leading market shares in our principal products has been an important part of our past performance. We hold number 1 or 2 share positions in more than 80 countries. Achieving and maintaining leading market shares is important because of ongoing consolidation of retailers and the trend of leading merchandisers seeking to stock only the top competitive brands.

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Cost controls – To maintain our competitive position, we must control our manufacturing, distribution and other costs. We have achieved cost savings from reducing material costs and manufacturing waste and realizing productivity gains and distribution efficiencies in our business segments. Our ability to control costs can be affected by changes in the price of oil, pulp and other commodities we consume in our manufacturing processes. Our strategic investments in information systems and partnering with third party providers of administrative services should also allow further cost savings through streamlining administrative activities.

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Foreign currency and commodity risks – As a multinational enterprise, we are exposed to changes in foreign currency exchange rates, and we are also exposed to changes in commodity prices. Our ability to effectively manage these risks can have a material impact on our results of operations.

Overview of 2006 Results

Competitive pressures continued during 2006 in most of the Corporation’s businesses. In addition, the Corporation continued to be adversely affected by raw material cost inflation and higher energy and related costs.

•	Net sales rose 5.3 percent.

•	Growth was driven by higher sales volumes, increased net selling prices and an improved product mix.

•	Operating profit decreased 9.0 percent and net income and diluted earnings per share decreased 4.4 percent and .9 percent, respectively.

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Higher net sales and cost savings of about $265 million did not overcome the effects of about $385 million of cost inflation and approximately $484 million of charges related to the strategic cost reductions.

•	Cash flow from operations increased 12 percent to $2.6 billion.

•	The Corporation returned $1.6 billion to shareholders through dividends and share repurchases.

Results of Operations and Related Information

This section contains a discussion and analysis of net sales, operating profit and other information relevant to an understanding of 2006 results of operations. This discussion and analysis compares 2006 results to 2005, and 2005 results to 2004. Each discussion focuses first on consolidated results, and then the results of each reportable business segment.

Analysis of Consolidated Net Sales

By Business Segment

	Year Ended December 31
(Millions of dollars)	2006	2005	2004
Personal Care	$6,740.9	$6,287.4	$5,975.1
Consumer Tissue	5,982.0	5,781.3	5,343.0
K-C Professional & Other	2,813.1	2,672.2	2,826.7
Health Care	1,237.4	1,149.6	1,131.2
Corporate & Other	32.3	31.4	24.3
Intersegment sales(a)	(58.8)	(19.3)	(217.1)

Consolidated	$16,746.9	$15,902.6	$15,083.2

By Geographic Area

	Year Ended December 31
(Millions of dollars)	2006	2005	2004
United States	$9,405.6	$9,093.1	$8,683.5
Canada(a)	538.0	516.4	911.0
Intergeographic sales(a)	(249.2)	(254.7)	(554.4)

Total North America	9,694.4	9,354.8	9,040.1

Europe	3,153.4	3,072.8	3,098.3
Asia, Latin America and other	4,480.9	4,019.2	3,488.8
Intergeographic sales	(581.8)	(544.2)	(544.0)

Consolidated	$16,746.9	$15,902.6	$15,083.2

(a)	The decrease in 2005 is primarily due to the 2004 divestment of pulp operations.

Commentary:

2006 versus 2005

	Percent Change in Sales Versus Prior Year
		Change Due To
	Total Change	Volume	Net Price	Currency	Mix/ Other
Consolidated	5.3	2	1	1	1
Personal Care	7.2	6	(1)	1	1
Consumer Tissue	3.5	(1)	3	1	1
K-C Professional & Other	5.3	1	2	1	1
Health Care	7.6	6	1	—	1

Consolidated net sales increased 5.3 percent from 2005. Sales volumes rose more than 2 percent, driven by growth in the personal care and health care segments. Net selling prices increased more than 1 percent, as higher net selling prices for consumer tissue were partially offset by lower net selling prices for personal care. Favorable currency effects, primarily in Korea and Brazil, and improved product mix each added about 1 percent.

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Worldwide sales of personal care products increased 7.2 percent due to higher sales volumes, with each of the regions contributing to the increase, favorable currency effects and improved product mix, partially offset by lower net selling prices.

In North America, net sales increased about 4 percent principally resulting from higher sales volumes for disposable diapers, continued growth in child care products – GoodNites youth pants and Pull-Ups training pants – Huggies baby wipes and incontinence care products, partially offset by continued lower feminine care sales volumes. Lower net selling prices of about 1 percent due to competitive pressures were partially offset by a favorable Canadian dollar currency effect.

Net sales in Europe were even with the prior year as higher sales volumes were offset by lower net selling prices. Increased sales volumes, primarily for disposable diapers, were tempered by lower sales volumes for feminine care products.

In the developing and emerging markets, net sales grew 14 percent with each of the regions contributing to the increase. The overall increase was driven by more than 9 percent higher sales volumes reflecting double-digit growth in Latin America and the Middle East, Africa and Eastern Europe. Favorable product mix, led by results in Korea, and favorable currency effects, primarily in Korea and Brazil, each added about 2 percent to the net sales gain.

•	Worldwide net sales of consumer tissue products increased 3.5 percent primarily due to higher net selling prices in each geographic region.

In North America, net sales were nearly 4 percent higher principally due to increased net selling prices as the benefit of improved product mix was partially offset by lower sales volumes. The higher net selling prices resulted from price increases in February 2006 on bathroom tissue and towels, and a price increase in April 2006 for facial tissue. The price increases were tempered by higher promotional spending.

In Europe, net sales declined about 1 percent because higher net selling prices and favorable product mix did not offset lower sales volumes. The lower sales volumes were due, in part, to the strategy of exiting low margin businesses.

In the developing and emerging markets, net sales advanced about 9 percent. Sales volumes increased more than 1 percent, net selling prices rose nearly 4 percent and favorable product mix and currency each added nearly 2 percent. Each of the regions contributed to the higher net selling prices, and Korea and Brazil provided the most significant currency gains.

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Worldwide net sales of K-C Professional & Other products increased 5.3 percent due to 2 percent higher net selling prices, while sales volumes, favorable product mix and currency each added about 1 percent. North America led the higher net selling prices due to several contract price increases over the last two years.

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Worldwide net sales of health care products rose 7.6 percent on the strength of 6 percent higher sales volumes. The sales volume growth reflects gains for face masks, sterilization wrap and the new Sterling Nitrile exam glove. Higher net selling prices and favorable product mix each contributed about 1 percent to the increase.

2005 versus 2004

	Percent Change in Sales Versus Prior Year
		Change Due To
	Total Change	Volume	Net Price	Currency	Mix/ Other	Pulp Sales
Consolidated	5.4	3	1	2	—	(1)
Personal Care	5.2	4	—	2	(1)	—
Consumer Tissue	8.2	4	2	1	1	—
K-C Professional & Other	(5.5)	3	1	1	—	(11)
Health Care	1.6	3	(1)	—	—	—

Consolidated net sales increased 5.4 percent from 2004. Sales volumes rose more than 3 percent with each of the business segments contributing to the increase. Currency effects added nearly 2 percent to the increase primarily due to strengthening of the South Korean won, the Brazilian real, the Canadian dollar and the Australian dollar. Net selling prices increased 1 percent offset by a reduction in net sales due to the divestiture of the pulp operations as part of the spin-off of Neenah Paper on November 30, 2004.

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Worldwide net sales of personal care products increased 5.2 percent due to higher sales volumes, primarily in North and Latin America, and favorable currency effects related to the previously mentioned currencies and higher net selling prices in the developing and emerging markets. These positive factors were partially offset by lower net selling prices in North America and Europe.

In North America, net sales increased more than 1 percent resulting from 3 percent higher sales volumes reflecting higher sales of Huggies diapers, growth in child care products – GoodNites youth underpants, Pull-Ups training pants and Little Swimmers swimpants – and incontinence brands Poise and Depend, partially offset by lower feminine care sales volumes. Lower net selling prices of about 1 percent and an unfavorable product mix tempered the effect of the overall higher sales volumes.

Net sales in Europe declined nearly 5 percent. Higher sales volumes for diapers were more than offset by reduced sales volumes for feminine care products. Overall net selling prices decreased about 7 percent due to continued competitive pressure. Currency effects provided a more than 1 percent favorable impact on the comparison.

In the developing and emerging markets, net sales grew nearly 16 percent driven by about 6 percent higher sales volumes and favorable currency effects of the same magnitude. The advance in sales volume was led by double-digit growth in Latin America with increases across the region. Asia also contributed to the sales volume increase. The favorable currency effects occurred primarily in Korea, Brazil and Australia. Net selling prices increased about 3 percent with gains in each of the geographic regions.

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Worldwide net sales of consumer tissue products rose 8.2 percent on the strength of increased sales volumes and net selling prices in North America, higher sales volumes in the developing and emerging markets and favorable currency effects. These favorable impacts were tempered by lower net selling prices in Europe.

In North America, net sales advanced nearly 11 percent as higher sales volumes and higher net selling prices each contributed about 5 percent to the improvement. A more favorable product sales mix also added about 1 percent. The higher sales volumes were driven by the introduction of Scott Extra Soft bathroom tissue in February 2005. List price increases on bathroom and facial tissue and on towels that occurred in August 2004 resulted in the higher net selling prices. Kleenex Anti-Viral facial tissue, introduced in September 2004, was the primary leader in the improved product mix.

In Europe, net sales decreased nearly 2 percent principally due to over 3 percent lower net selling prices reflecting continuing competitive pressures. Sales volumes were even with the prior year and currency provided about a 1 percent favorable effect.

In the developing and emerging markets, net sales increased approximately 16 percent primarily due to about 8 percent higher sales volumes and approximately 6 percent favorable currency effects. Korea, Australia and Brazil were the most significant contributors to both sales volume and currency gains.

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Worldwide net sales for K-C Professional & Other products decreased 5.5 percent. The divestiture of the pulp operations included in the Neenah Paper spin-off reduced net sales by about 11 percent. Overall sales volumes increased approximately 3 percent while net selling prices and favorable currency effects each added about 1 percent.

•	Worldwide net sales of health care products increased 1.6 percent on sales volume growth of nearly 3 percent partially offset by lower net selling prices of about 1 percent.

Analysis of Consolidated Operating Profit

By Business Segment

	Year Ended December 31
(Millions of dollars)	2006	2005	2004
Personal Care	$1,302.5	$1,242.2	$1,253.2
Consumer Tissue	772.6	805.8	803.1
K-C Professional & Other	472.1	472.8	411.5
Health Care	211.2	200.4	245.1
Other income and (expense), net	(32.3)	(27.2)	(51.2)
Corporate & Other	(624.6)	(383.4)	(155.3)

Consolidated	$2,101.5	$2,310.6	$2,506.4

By Geographic Area

	Year Ended December 31
(Millions of dollars)	2006	2005	2004
United States	$1,856.2	$1,973.5	$1,953.1
Canada	142.8	107.7	122.0
Europe	211.1	165.9	221.0
Asia, Latin America and other	548.3	474.1	416.8
Other income and (expense), net	(32.3)	(27.2)	(51.2)
Corporate & Other	(624.6)	(383.4)	(155.3)

Consolidated	$2,101.5	$2,310.6	$2,506.4

Note:	Other income and (expense), net and Corporate & Other include the following amounts of pretax charges for the strategic cost reductions.

(Millions of dollars)	2006	2005	2004
Other income and (expense), net	$(8.0)	$—	$—
Corporate & Other	(476.4)	(228.6)	—

Commentary:

2006 versus 2005

	Percentage Change in Operating Profit Versus Prior Year
		Change Due To
	Total Change	Volume	Net Price	Raw Materials Cost	Energy and Distribution Expense	Currency	Other(a)
Consolidated	(9.0)	7	9	(10)	(8)	2	(9	)(b)
Personal Care	4.9	10	(5)	(7)	(2)	2	7
Consumer Tissue	(4.1)	(2)	23	(11)	(13)	—	(1)
K-C Professional & Other	(.1)	1	12	(7)	(7)	1	—
Health Care	5.4	18	4	(12)	(5)	—	—

(a)	Includes the benefit of cost savings achieved, net of higher marketing and general expenses.
(b)	Charges for strategic cost reductions were $255.8 million higher in 2006 than in 2005.

Consolidated operating profit declined 9.0 percent or $209.1 million. Primary factors that affected the comparison were approximately $256 million of higher charges in 2006 for the Strategic Cost Reduction Plan that are not included in the business segments (as discussed later in this MD&A and in Item 8, Note 2 to the Consolidated Financial Statements), cost inflation of about $385 million and higher marketing, research and general expenses. Partially offsetting those factors were gross cost savings of about $265 million, higher net selling prices and increased sales volumes. As discussed in Note 7 to the Consolidated Financial Statements, effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”). Stock option expense under the provisions of SFAS 123R reduced 2006 operating profit by about $35 million. Operating profit as a percent of net sales declined to 12.5 percent from 14.5 percent in 2005.

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Operating profit for personal care products increased 4.9 percent. Cost savings and higher sales volumes more than offset raw material cost inflation – primarily for polymer resins and superabsorbents – and lower net selling prices.

Operating profit in North America was even with last year as higher sales volumes and cost savings were offset by lower net selling prices, materials cost inflation and higher manufacturing costs partly related to product improvements. In Europe, operating results improved due to higher sales volumes, cost savings and lower marketing, research and general expenses. Operating profit in the developing and emerging markets increased more than 10 percent primarily due to increased sales volumes and improved product mix, tempered by increased marketing expenses.

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Operating profit for consumer tissue products decreased 4.1 percent as higher net selling prices were more than offset by cost inflation, primarily for pulp, increased energy and distribution expenses and higher marketing, research and general expenses.

In North America, operating profit declined nearly 3 percent due to higher pulp, energy, distribution, manufacturing and start-up costs that more than offset higher net selling prices. Operating profit in Europe decreased as higher pulp and energy costs and increased manufacturing expenses more than offset higher net selling prices and cost savings. In the developing and emerging markets, operating profit declined as higher pulp, distribution and marketing, research and general expenses more than offset the increased net selling prices.

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Operating profit for K-C Professional & Other products declined .1 percent because higher pulp, energy and distribution costs and increased marketing, research and general expenses more than offset higher net selling prices and cost savings.

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Operating profit for health care products increased 5.4 percent. The higher sales volumes, favorable product mix and cost savings combined to more than offset raw materials inflation and higher general expenses.

Strategic Cost Reduction Plan

During 2006, the Corporation made progress implementing the Strategic Cost Reduction Plan that will support the targeted growth investments announced in July 2005. As previously disclosed, management expects this plan to reduce costs by streamlining manufacturing and administrative operations, primarily in North America and Europe, creating a more competitive platform for growth and margin improvement.

Pretax charges totaling $484.4 million and $228.6 million for these cost reduction initiatives ($345.0 million and $167.6 million after tax) were recorded in 2006 and 2005, respectively. See Item 8, Note 2 to the Consolidated Financial Statements for the detail of the costs recorded in 2006 and 2005.

Based on current estimates, the strategic cost reductions are expected to result in cumulative charges of approximately $950 million to $1.0 billion before tax ($665 - $700 million after tax) by the end of 2008. The change in estimate from the previous range of $1.0 billion to $1.1 billion was primarily due to reduced severances because of higher attrition and higher than anticipated proceeds from asset sales. The Corporation expects these actions will yield anticipated annual pretax savings of at least $350 million by 2009. Continuous productivity gains over the last several years along with investments in state-of-the-art manufacturing capacity are enabling the Corporation to consolidate production at fewer facilities. Cash costs related to the sale, closure or streamlining of operations, relocation of equipment, severance and other expenses are expected to account for less than 40 percent of the charges. Noncash charges consist primarily of incremental depreciation and amortization and asset write downs.

By the end of 2008, management anticipates there will be a net workforce reduction of about 10 percent, or approximately 6,000 employees. As of December 31, 2006, a net workforce reduction of more than 3,000 had occurred. Approximately 20 manufacturing facilities, or 17 percent of the Corporation’s worldwide total, are expected to be sold or closed and an additional 4 facilities are expected to be streamlined. There is a particular focus on Europe, aimed at improving business results in the region. The Corporation intends to consolidate and streamline manufacturing facilities, further improve operating efficiencies, and reduce selling, general and administrative expenses while reinvesting in key growth opportunities there. As of December 31, 2006, charges have been recorded related to the cost reduction initiatives for 23 facilities.

The strategic cost reductions are corporate decisions and are not included in the business segments’ operating profit performance. See Item 8, Note 17 to the Consolidated Financial Statements for the 2006 and 2005 costs of the strategic cost reductions by business segment and geographic area.

Other income and (expense), net

Other income and (expense), net increased by $5.1 million in 2006. While currency transaction losses were lower in 2006 than the prior year, 2005 included income of approximately $22 million from an insurance claim for partial recovery of damages related to a fire in 2004 at a facility in Europe. Also included in 2006 are costs of $8.0 million for facilities disposed of as part of the strategic cost reduction plan.

2005 versus 2004

	Percentage Change in Operating Profit Versus Prior Year
		Change Due To
	Total Change	Volume	Net Price	Raw Materials Cost	Energy and Distribution Expense	Currency	Other(a)
Consolidated	(7.8)	7	4	(9)	(7)	1	(4	)(b)
Personal Care	(0.9)	6	(2)	(12)	(2)	3	6
Consumer Tissue	0.3	7	11	(4)	(14)	1	(1)
K-C Professional & Other	14.9	9	8	(4)	(7)	2	7	(c)
Health Care	(18.2)	6	(4)	(10)	(3)	—	(7)

(a)	Includes the benefits of cost savings achieved, net of increased marketing and research costs.
(b)	Includes costs aggregating $228.6 million for the strategic cost reductions.
(c)	Operating losses from divested pulp operations were included in 2004.

Consolidated operating profit decreased 7.8 percent. Significant items that negatively affected operating profit were approximately $229 million of charges related to the previously discussed strategic cost reduction plan, cost inflation of about $400 million and higher marketing, research and general expenses. Those items were partially offset by gross cost savings of nearly $210 million, increased sales volumes and higher net selling prices. Operating profit as a percent of net sales declined to 14.5 percent from 16.6 percent for 2004.

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Operating profit for personal care products decreased .9 percent. Cost savings, higher sales volumes and favorable currency effects were offset by materials cost inflation – particularly for polymer resins and superabsorbents, lower net selling prices and increased costs for marketing and research activities. The year-over-year change in operating profit was also affected by about $37 million of costs in 2004 to improve the efficiency of the Corporation’s diaper operations.

Operating profit in North America declined about 3 percent as materials cost inflation, lower net selling prices and higher distribution costs more than offset cost savings and the higher sales volumes. In Europe, operating profit decreased primarily due to the lower net selling prices. Operating profit in the developing and emerging markets increased nearly 16 percent due to the higher sales volumes, higher net selling prices and favorable currency effects, tempered by higher marketing and administrative costs.

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Operating profit for consumer tissue products was essentially even with last year, an increase of .3 percent. The higher net selling prices, higher sales volumes and cost savings were offset by cost inflation for materials, energy and distribution, and higher marketing and research expenses.

In North America, operating profit grew almost 8 percent because the higher net selling prices and increased sales volumes more than offset the cost inflation. Operating profit in Europe decreased principally due to the effects of the competitive lower net selling prices. In the developing and emerging markets, operating profit advanced approximately 19 percent on the strength of the higher sales volumes and a favorable product mix.

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Operating profit for the K-C Professional & Other segment increased 14.9 percent. The higher sales volumes and higher net selling prices combined with cost savings and the absence of operating losses related to the divested pulp operations allowed the segment to overcome materials and energy related cost inflation.

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Operating profit for the health care segment decreased 18.2 percent. Increased raw materials costs, principally for polymers, higher energy and distribution costs and the lower net selling prices more than offset the benefits of the higher sales volumes and cost savings.

Other Income and (expense), net

Other income and (expense), net decreased compared with 2004 primarily due to the previously described income in 2005 of approximately $22 million from an insurance claim. Increased currency transaction losses in 2005 were mitigated by lower write-offs related to the Corporation’s investments in historic real estate restoration projects.

Additional Income Statement Commentary

Synthetic Fuel Partnerships

As described in Item 8, Note 14 to the Consolidated Financial Statements, the Corporation owns minority interests in two synthetic fuel partnerships. Pretax losses from participation in these partnerships are reported as nonoperating expense in the Consolidated Income Statement. The $113.5 million decrease in these losses in 2006 compared with 2005 was primarily due to the partnerships reducing operations in anticipation of the phase-out of related tax credits as the price of crude oil increased during 2006. The Corporation’s income tax provision in 2006 was $148.3 million higher as a result of decreased income tax credits and tax benefits compared with 2005. For 2005, the $20.6 million increase in these losses compared with 2004 was primarily due to the Corporation’s full-year participation in one of the partnerships versus a partial year in 2004. The Corporation’s income tax provision was lowered by $34.5 million in 2005 compared with 2004 as a result of increased income tax credits and tax benefits of the higher nonoperating expenses. Diluted earnings per share benefited by $.04 in 2006 compared with $.12 and $.08 in 2005 and 2004, respectively, from the synthetic fuel investments.

2006 versus 2005

•	Interest expense increased primarily due to higher average interest rates.

•	The Corporation’s effective tax rate was 25.4 percent in 2006 compared with 22.3 percent in 2005 primarily due to the reduced benefits from the synthetic fuel partnerships discussed above.

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The Corporation’s share of net income of equity companies increased $82.0 million including $45.6 million that was its share of a gain realized by Kimberly-Clark de Mexico, S.A.B. de C.V. (“KCM”) from the sale of KCM’s pulp and paper business in the fourth quarter of 2006. The remainder of the increase was driven by continued double-digit profit growth for KCM’s consumer business as well as lower currency transaction losses at KCM compared with 2005.

•	Minority owners’ share of subsidiaries’ net income increased $8.3 million primarily because of higher earnings of companies in the developing and emerging markets.

•	As a result of the Corporation’s share repurchase program, the average number of common shares outstanding declined, which benefited 2006 net income by $.11 per share.

2005 versus 2004

•	Interest expense increased due to both a higher average level of debt and higher interest rates.

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The Corporation’s effective income tax rate was 22.3 percent in 2005 compared with 22.0 percent in 2004. The most significant factors causing the increase were the taxes on the dividends received under the American Jobs Creation Act partially offset by the increased synthetic fuel credits.

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The Corporation’s share of net income of equity companies increased $11.8 million from 2004 primarily due to higher earnings at KCM. KCM’s results were driven by a nearly 16 percent increase in sales due to volume growth in its consumer businesses and higher selling prices. However, its earnings growth was tempered by currency losses.

•	Minority owners’ share of subsidiaries’ net income increased $12.6 million primarily due to higher earnings of companies in the developing and emerging markets.

•	As a result of the Corporation’s share repurchase program, the average number of common shares outstanding declined, which benefited 2005 net income by $.14 per share.

Liquidity and Capital Resources

	Year Ended December 31
(Millions of dollars)	2006	2005
Cash provided by operations	$2,579.5	$2,311.8
Capital spending	972.1	709.6
Acquisitions of businesses, net of cash acquired	99.6	17.4
Ratio of total debt and preferred securities to capital (a)	40.3%	43.5%
Pretax interest coverage - times	8.0	9.3

(a)	Capital is total debt and preferred securities plus stockholders’ equity and minority owners’ interest in subsidiaries.

Cash Flow Commentary:

Cash provided by operations increased $267.7 million, including a special dividend of $123 million from KCM, and the balance of the increase was primarily due to reduced investment in working capital.

Contractual Obligations:

The following table presents the Corporation’s total contractual obligations for which cash flows are fixed or determinable.

(Millions of dollars)	Total	2007	2008	2009	2010	2011	2012+
Contractual obligations
Long-term debt	$2,813	$537	$27	$56	$33	$5	$2,155
Interest payments on long-term debt	1,207	129	121	112	108	105	632
Operating leases	451	84	71	61	49	41	145
Unconditional purchase obligations	1,657	489	375	281	196	54	262
Open purchase orders	850	850	—	—	—	—	—

Total contractual obligations	$6,978	$2,089	$594	$510	$386	$205	$3,194

Obligations Commentary:

•	Projected interest payments for variable-rate debt were calculated based on the outstanding principal amounts and prevailing market rates as of December 31, 2006.

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The unconditional purchase obligations are for the purchase of raw materials, primarily pulp and utilities. Although the Corporation is primarily liable for payments on the above operating leases and unconditional purchase obligations, based on historic operating performance and forecasted future cash flows, management believes the Corporation’s exposure to losses, if any, under these arrangements is not material.

•	The open purchase orders displayed in the table represent amounts the Corporation anticipates will become payable within the next year for goods and services it has negotiated for delivery.

The above table does not include future payments that the Corporation will make for other postretirement benefit obligations. Those amounts are estimated using actuarial assumptions, including expected future service, to project the future obligations. Based upon those projections, the Corporation anticipates making annual payments for these obligations within a range from more than $85 million in 2007 to more than $95 million by 2016.

Deferred taxes, minority interest and payments related to pension plans are also not included in the table.

A consolidated financing subsidiary has issued preferred securities that are in substance perpetual and are callable by the subsidiary in November 2008 and each 20-year anniversary thereafter. Management currently anticipates that these securities will not be called in November 2008, the next call date, and therefore they are not included in the above table. (See Item 8, Note 6 to the Consolidated Financial Statements for additional detail regarding these securities.)

Investing Commentary:

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During 2006, the Corporation’s capital spending of $972.1 million, which was equal to 5.8 percent of net sales, was within the long-term targeted range of 5 percent to 6 percent of net sales. Management believes that the capital spending target range is appropriate.

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During the fourth quarter of 2006, the Corporation acquired the remaining 30 percent interest in its Brazilian subsidiary, Kimberly-Clark Kenko Industrie e Comercio Ltda. (See Item 8, Note 4 to the Consolidated Financial Statements for additional detail.)

Financing Commentary:

•	At December 31, 2006 total debt and preferred securities was $4.4 billion compared with $4.6 billion last year end.

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During the fourth quarter of 2006, the Corporation issued $200 million of 5.263% dealer remarketable securities that have a final maturity in 2016. These securities are classified as current portion of long-term debt as the result of the remarketing provisions of these debt instruments, which require that each year the securities either be remarketed by the dealer or repaid by the Corporation. Proceeds from the sale of the notes were used for general corporate purposes and for the reduction of existing indebtedness, including portions of the Corporation’s outstanding commercial paper program.

•	At December 31, 2006, the Corporation had fixed-to-floating interest rate swap agreements related to a $500 million 5.0% Note that matures on August 15, 2013.

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In October 2006, Moody’s Investor Service downgraded the Corporation’s long term credit rating from Aa2 with a negative outlook to Aa3 with a stable outlook. Standard & Poor’s maintained their AA- rating and a stable outlook. The Corporation’s commercial paper ratings are unchanged at P-1 and A-1+ by Moody’s Investor Service and Standard & Poor’s, respectively.

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At December 31, 2006, the Corporation had $1.5 billion of revolving credit facilities. These facilities, unused at December 31, 2006, permit borrowing at competitive interest rates and are available for general corporate purposes, including backup for commercial paper borrowings. The Corporation pays commitment fees on the unused portion but may cancel the facilities without penalty at any time prior to their expiration. These facilities expire in June 2010. The Corporation anticipates that these facilities will be renewed when they expire.

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For the full year 2006, the Corporation repurchased approximately 12 million shares of its common stock at a cost of approximately $750 million, including nearly 4.3 million shares repurchased during the fourth quarter at a cost of approximately $286 million. The monthly detail of share repurchases for the fourth quarter of 2006 is included in Part II Item 5 of this Form 10-K.

Management believes that the Corporation’s ability to generate cash from operations and its capacity to issue short-term and long-term debt are adequate to fund working capital, capital spending, payment of dividends, repurchases of common stock and other needs in the foreseeable future.

Variable Interest Entities

The Corporation has interests in the following financing and real estate entities and synthetic fuel partnerships described in Item 8, Note 14 to the Consolidated Financial Statements, all of which are subject to the requirements of Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities – an Interpretation of ARB 51 (“FIN 46R”).

Financing Entities

The Corporation holds a significant interest in two financing entities that were used to monetize long-term notes received from the sale of certain nonstrategic timberlands and related assets to nonaffiliated buyers. These transactions qualified for the installment method of accounting for income tax purposes and met the criteria for immediate profit recognition for financial reporting purposes contained in SFAS No. 66, Accounting for Sales of Real Estate. These sales involved notes receivable with an aggregate face value of $617 million and a fair value of approximately $593 million at the date of sale. The notes receivable are backed by irrevocable standby letters of credit issued by money center banks, which aggregated $617 million at December 31, 2006.

Because the Corporation desired to monetize the $617 million of notes receivable and continue the deferral of current income taxes on the gains the Corporation transferred the notes received from the sales to noncontrolled financing entities. The Corporation has minority voting interests in each of the financing entities (collectively, the “Financing Entities”). The transfers of the notes and certain other assets to the Financing Entities were made at fair value, were accounted for as asset sales and resulted in no gain or loss. In conjunction with the transfer of the notes and other assets, the Financing Entities became obligated for $617 million in third-party debt financing. A nonaffiliated financial institution has made substantive capital investments in each of the Financing Entities, has majority voting control over them and has substantive risks and rewards of ownership of the assets in the Financing Entities. The Corporation also contributed intercompany notes receivable aggregating $662 million and intercompany preferred stock of $50 million to the Financing Entities, which serve as secondary collateral for the third-party lending arrangements. In the unlikely event of default by both of the money center banks that provided the irrevocable standby letters of credit, the Corporation could experience a maximum loss of $617 million under these arrangements.

The Corporation has not consolidated the Financing Entities because it is not the primary beneficiary of either entity. Rather, it will continue to account for its ownership interests in these entities using the equity method of accounting. The Corporation retains equity interests in the Financing Entities for which the legal right of offset exists against the intercompany notes. As a result, the intercompany notes payable have been offset against the Corporation’s equity interests in the Financing Entities for financial reporting purposes.

See Item 8, Note 6 to the Consolidated Financial Statements for a description of the Corporation’s Luxembourg-based financing subsidiary, which is consolidated because the Corporation is the primary beneficiary of the entity.

Real Estate Entities

The Corporation participates in the U.S. affordable housing and historic renovation real estate markets. Investments in these markets are encouraged by laws enacted by the United States Congress and related federal income tax rules and regulations. Accordingly, these investments generate income tax credits and tax losses that are used to reduce the Corporation’s income tax liabilities. The Corporation invested in these markets through (i) partnership arrangements as a limited partner, (ii) limited liability companies as a nonmanaging member and (iii) investments in various funds in which the Corporation is one of many noncontrolling investors. These entities borrow money from third parties generally on a nonrecourse basis and invest in and own various real estate projects.

Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities – an Interpretation of ARB51, requires the Corporation to consolidate certain real estate entities because it is the primary beneficiary of them. At December 31, 2006, the carrying amount of assets of these entities, aggregating $4.9 million, serves as collateral for $3.7 million of obligations of these ventures. The assets are classified as property, plant and equipment on the consolidated balance sheet. Neither the creditors nor the other beneficial interest holders of these consolidated ventures have recourse to the general credit of the Corporation.

The Corporation accounts for its interests in its nonconsolidated real estate entities by the equity method of accounting or by the effective yield method, as appropriate, and has accounted for the related income tax credits and other tax benefits as a reduction in its income tax provision. As of December 31, 2006, the Corporation had net equity of $19.6 million in its nonconsolidated real estate entities. The Corporation has earned income tax credits totaling approximately $97.7 million, $84.1 million and $71.8 million through 2006, 2005 and 2004, respectively. As of December 31, 2006, total permanent financing debt for the nonconsolidated entities was $283.5 million. A total of $35.0 million of the permanent financing debt is guaranteed by the Corporation and the remainder of this debt is not supported or guaranteed by the Corporation. Except for the guaranteed portion, permanent financing debt is secured solely by the properties and is nonrecourse to the Corporation. From time to time, temporary interim financing is guaranteed by the Corporation. In general, the Corporation’s interim financing guarantees are eliminated at the time permanent financing is obtained. At December 31, 2006, $49.3 million of temporary interim financing associated with these nonconsolidated real estate entities was guaranteed by the Corporation.

If the Corporation’s investments in its nonconsolidated real estate entities were to be disposed of at their carrying amounts, a portion of the tax credits may be recaptured and may result in a charge to earnings. As of December 31, 2006, this recapture risk is estimated to be $36.6 million. The Corporation has no current intention of disposing of these investments during the recapture period, nor does it anticipate the need to do so in the foreseeable future in order to satisfy any anticipated liquidity need. Accordingly, the recapture risk is considered to be remote.

At December 31, 2006, the Corporation’s maximum loss exposure for its nonconsolidated real estate entities is estimated to be $140.5 million and was comprised of its net equity in these entities of $19.6 million, its permanent financing guarantees of $35.0 million, its interim financing guarantees of $49.3 million and the income tax credit recapture risk of $36.6 million.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. The critical accounting policies used by management in the preparation of the Corporation’s consolidated financial statements are those that are important both to the presentation of the Corporation’s financial condition and results of operations and require significant judgments by management with regard to estimates used. The critical judgments by management relate to consumer and trade promotion and rebate accruals, pension benefits and other postretirement benefits, retained insurable risks, useful lives for depreciation and amortization, future cash flows associated with impairment testing for goodwill and long-lived assets and for determining the primary beneficiary of variable interest entities, deferred income taxes and potential income tax assessments, and loss contingencies. The Corporation’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors.

Promotion and Rebate Accruals

Among those factors affecting the accruals for promotions are estimates of the number of consumer coupons that will be redeemed and the type and number of activities within promotional programs between the Corporation and its trade customers. Rebate accruals are based on estimates of the quantity of products distributors have sold to specific customers. Generally, the estimates for consumer coupon costs are based on historical patterns of coupon redemption, influenced by judgments about current market conditions such as competitive activity in specific product categories. Estimates of trade promotion liabilities for promotional program costs incurred, but unpaid, are generally based on estimates of the quantity of customer sales, timing of promotional activities and forecasted costs for activities within the promotional programs. Settlement of these liabilities sometimes occurs in periods subsequent to the date of the promotion activity. Trade promotion programs include introductory marketing funds such as slotting fees, cooperative marketing programs, temporary price reductions, favorable end-of-aisle or in-store product displays and other activities conducted by the customers to promote the Corporation’s products. Promotion accruals as of December 31, 2006 and 2005 were $296.8 million and $235.3 million, respectively. Rebate accruals as of December 31, 2006 and 2005 were $214.5 million and $160.2 million, respectively.

Pension and Other Postretirement Benefits

Pension Benefits

The Corporation and its subsidiaries in North America and the United Kingdom have defined benefit pension plans (the “Principal Plans”) and/or defined contribution retirement plans covering substantially all regular employees. Certain other subsidiaries have defined benefit pension plans or, in certain countries, termination pay plans covering substantially all regular employees. The funding policy for the qualified defined benefit plans in North America and the defined benefit plans in the United Kingdom is to contribute assets to the higher of the accumulated benefit obligation (“ABO”) or regulatory minimum requirements. Subject to regulatory requirements and tax deductibility limits, any funding shortfall will be eliminated over a reasonable number of years.

Nonqualified U.S. plans providing pension benefits in excess of limitations imposed by the U.S. income tax code are not funded. Funding for the remaining defined benefit plans outside the U.S. is based on legal requirements, tax considerations, investment opportunities, and customary business practices in such countries.

Consolidated pension expense for defined benefit pension plans was $166.9 million in 2006 compared with $156.8 million for 2005. Pension expense included incremental costs of about $11 million and $2 million in 2006 and 2005, respectively, for special pension benefits related to the strategic cost reductions. Pension expense is calculated based upon a number of actuarial assumptions applied to each of the defined benefit plans. The weighted-average expected long-term rate of return on pension fund assets used to calculate pension expense was 8.28 percent in 2006 compared with 8.29 percent in 2005 and will be 8.27 percent in 2007. The expected long-term rate of return on pension fund assets was determined based on several factors, including input from the Corporation’s pension investment consultants and projected long-term returns of broad equity and bond indices. The U.S. plan’s historical 15-year and 20-year compounded annual returns of 9.9 percent and 10.9 percent, respectively, which have been in excess of these broad equity and bond benchmark indices, were also considered. On average, the investment managers for each of the plans comprising the Principal Plans are anticipated to generate annual long-term rates of return of at least 8.5 percent. The expected long-term rate of return on the assets in the Principal Plans is based on an asset allocation assumption of about 70 percent with equity managers, with expected long-term rates of return of approximately 10 percent, and about 30 percent with fixed income managers, with an expected long-term rate of return of about 6 percent. Actual asset allocation is regularly reviewed and it is periodically rebalanced to the targeted allocation when considered appropriate. Also, when deemed appropriate, hedging strategies are executed using index options and futures to limit the downside exposure of certain investments by trading off upside potential above an acceptable level. This hedging strategy was last executed for 2003. No hedging instruments are currently in place. Long-term rate of return assumptions continue to be evaluated at least annually and are adjusted as necessary.

Pension expense is determined using the fair value of assets rather than a calculated value that averages gains and losses (“Calculated Value”) over a period of years. Investment gains or losses represent the difference between the expected return calculated using the fair value of assets and the actual return based on the fair value of assets. The variance between actual and expected gains and losses on pension assets are recognized in pension expense more rapidly than they would be if a Calculated Value was used for plan assets. As of December 31, 2006, the Principal Plans had cumulative unrecognized investment losses and other actuarial losses of approximately $1.4 billion. These unrecognized net losses may increase future pension expense if not offset by (i) actual investment returns that exceed the assumed investment returns, or (ii) other factors, including reduced pension liabilities arising from higher discount rates used to calculate pension obligations, or (iii) other actuarial gains, including whether such accumulated actuarial losses at each measurement date exceed the “corridor” determined under SFAS No. 87, Employers’ Accounting for Pensions.

The discount (or settlement) rate used to determine the present value of the Corporation’s future U.S. pension obligations at December 31, 2006 was based on a yield curve constructed from a portfolio of high quality corporate debt securities with maturities ranging from 1 year to 30 years. Each year’s expected future benefit payments were discounted to their present value at the appropriate yield curve rate thereby generating the overall discount rate for U.S. pension obligations. For the non-U.S. Principal Plans, discount rates are established using the long-term local government bond rates increased by the interest rate spread between the U.S. discount rate and long-term U.S. government bond rates subject to consistency with the prevailing range of discount rates used by other companies in those jurisdictions. The weighted-average discount rate for the Principal Plans increased to 5.71 percent at December 31, 2006 from 5.54 percent at December 31, 2005.

Consolidated pension expense is estimated to approximate $116 million in 2007. This estimate reflects the effect of the actuarial losses and is based on an expected weighted-average long-term rate of return on assets in the Principal Plans of 8.5 percent, a weighted-average discount rate for the Principal Plans of 5.71 percent and various other assumptions. Pension expense beyond 2007 will depend on future investment performance, the Corporation’s contributions to the pension trusts, changes in discount rates and various other factors related to the covered employees in the plans.

If the expected long-term rate of return on assets for the Principal Plans was lowered by 0.25 percent, our annual pension expense would increase by approximately $10 million. If the discount rate assumptions for these same plans were reduced by 0.25 percent, annual pension expense would increase by approximately $16 million and the December 31, 2006 pension liability would increase by about $193 million.

The fair value of the assets in the Corporation’s defined benefit plans was $4.6 billion and $4.1 billion at December 31, 2006 and December 31, 2005, respectively. The projected benefit obligations of the defined benefit plans exceeded the fair value of plan assets by approximately $1.1 billion and $1.4 billion at December 31, 2006 and December 31, 2005, respectively. On a consolidated basis, the Corporation contributed about $132 million to pension trusts in 2006 compared with $117 million in 2005. In addition, the

Corporation made direct benefit payments of $12.8 million in 2006 compared to $11.9 million in 2005. While the Corporation is not required to make a contribution in 2007 to the U.S. plan, the benefit of a contribution will be evaluated. The Corporation currently anticipates contributing about $94 million to its pension plans outside the U.S. in 2007.

The discount rate used for each country’s pension obligation is similar to the discount rate used for that country’s other postretirement obligation. The discount rates displayed for the two types of obligations for the Corporation’s consolidated operations may appear different due to the weighting used in the calculation of the two weighted-average discount rates.

Other Postretirement Benefits

Substantially all North American retirees and employees are covered by unfunded health care and life insurance benefit plans. Certain benefits are based on years of service and/or age at retirement. The plans are principally noncontributory for employees who were eligible to retire before 1993 and contributory for most employees who retire after 1992, except that the Corporation provides no subsidized benefits to most employees hired after 2003. These plans are not funded until the year in which payments are made for benefit claims.

The Corporation’s contributions to the plans and direct benefit payments were $69.2 million in 2006 compared with $66.5 million in 2005. The determination of the discount rates used to calculate the benefit obligations of the plans are discussed in the pension benefit section above. If the discount rate assumptions for these plans were reduced by 0.25 percent, our annual other postretirement benefit expense would increase by approximately $1 million and the December 31, 2006 benefit liability would increase by about $19 million.

Prior to 2004, certain U.S. plans limited the Corporation’s cost of future annual per capita retiree medical benefits to no more than 200 percent of the 1992 annual per capita cost. These plans reached this limitation (the “Cap”) and were amended during 2003. Among other things, the amendments index the Cap by 3 percent annually beginning in 2005 for certain employees retiring on or before April 1, 2004 and limit the Corporation’s future cost for retiree health care benefits to a defined fixed per capita cost for certain employees retiring after April 1, 2004.

The health care cost trend rate is based on a combination of inputs including the Corporation’s recent claims history and insights from external advisers regarding recent developments in the health care marketplace, as well as projections of future trends in the marketplace. The annual increase in the consolidated weighted-average health care cost trend rate is expected to be 9.34 percent in 2007, 8.36 percent in 2008 and to gradually decline to 5.17 percent in 2019 and thereafter. See Item 8, Note 8 to the Consolidated Financial Statements for disclosure of the effect of a one percentage point change in the health care cost trend rate.

Retained Insurable Risks

Selected insurable risks are retained, primarily those related to property damage, workers’ compensation, and product, automobile and premises liability based upon historical loss patterns and management’s judgment of cost effective risk retention. Accrued liabilities for incurred but not reported events, principally related to workers’ compensation and automobile liability, are based upon loss development factors provided to the Corporation by external insurance brokers and are not discounted.

Property and Depreciation

Estimating the useful lives of property, plant and equipment requires the exercise of management judgment, and actual lives may differ from these estimates. Changes to these initial useful life estimates are made when appropriate. Property, plant and equipment are tested for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that the carrying amounts of such long-lived assets may not be recoverable from future net pretax cash flows. Impairment testing requires significant management judgment including estimating the future success of product lines, future sales volumes, growth rates for selling prices and costs, alternative uses for the assets and estimated proceeds from disposal of the assets. Impairment testing is conducted at the lowest level where cash flows can be measured and are independent of cash flows of other assets. An asset impairment would be indicated if the sum of the expected future net pretax cash flows from the use of the asset (undiscounted and without interest charges) is less than the carrying amount of the asset. An impairment loss would be measured based on the difference between the fair value of the asset and its carrying amount. The determination of fair value is based on an expected present value technique in which multiple cash flow scenarios that reflect a range of possible outcomes and a risk free rate of interest are used to estimate fair value.

The estimates and assumptions used in the impairment analysis are consistent with the business plans, including the Strategic Cost Reduction Plan, and estimates used to manage business operations and to make acquisition and divestiture decisions. The use of different assumptions would increase or decrease the estimated fair value of the asset and the impairment charge. Actual outcomes may differ from the estimates. For example, if the Corporation’s products fail to achieve volume and pricing estimates or if market conditions change or other significant estimates are not realized, then revenue and cost forecasts may not be achieved, and additional impairment charges may be recognized.

Goodwill and Other Intangible Assets

The carrying amount of goodwill is tested annually as of the beginning of the fourth quarter and whenever events or circumstances indicate that impairment may have occurred. Impairment testing is performed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Impairment testing is conducted at the operating segment level of the Corporation’s businesses and is based on a discounted cash flow approach to determine the fair value of each operating segment. The determination of fair value requires significant management judgment including estimating future sales volumes, selling prices and costs, changes in working capital, investments in property and equipment and the selection of an appropriate discount rate. Sensitivities of these fair value estimates to changes in assumptions for sales volumes, selling prices and costs are also tested. If the carrying amount of an operating segment that contains goodwill exceeds fair value, a possible impairment would be indicated. If a possible impairment is indicated, the implied fair value of goodwill would be estimated by comparing the carrying amount of the net assets of the unit excluding goodwill to the total fair value of the unit. If the carrying amount of goodwill exceeds its implied fair value, an impairment charge would be recorded. Judgment is used in assessing whether goodwill should be tested more frequently for impairment than annually. Factors such as unexpected adverse economic conditions, competition, product changes and other external events may require more frequent assessments. The Corporation’s annual goodwill impairment testing has been completed and it has been determined that its $2.9 billion of goodwill is not impaired.

The Corporation has no intangible assets with indefinite useful lives. At December 31, 2006, the Corporation has other intangible assets with a gross carrying amount of approximately $289 million and a net carrying amount of about $133 million. These intangibles are being amortized over their estimated useful lives and are tested for impairment whenever events or circumstances indicate that impairment may have occurred. If the carrying amount of an intangible asset exceeds its fair value based on estimated future undiscounted cash flows, an impairment loss would be indicated. The amount of the impairment loss to be recorded would be based on the excess of the carrying amount of the intangible asset over its discounted future cash flows. Judgment is used in assessing whether the carrying amount of intangible assets is not expected to be recoverable over their estimated remaining useful lives. The factors considered are similar to those outlined in the goodwill impairment discussion above.

Primary Beneficiary Determination of Variable Interest Entities (“VIE”)

The determination of the primary beneficiary of variable interest entities under FIN 46R requires estimating the probable future cash flows of each VIE using a computer simulation model and determining the variability of such cash flows and their present values. Estimating the probable future cash flows of each VIE requires the exercise of significant management judgment. The resulting present values are then allocated to the various participants in each VIE in accordance with their beneficial interests. The participant that is allocated the majority of the present value of the variability is the primary beneficiary and is required to consolidate the VIE under FIN 46R.

Deferred Income Taxes and Potential Assessments

As of December 31, 2006, the Corporation has recorded deferred tax assets related to income tax loss carryforwards, income tax credit carryforwards and capital loss carryforwards totaling $742.1 million and has established valuation allowances against these deferred tax assets of $333.0 million, thereby resulting in a net deferred tax asset of $409.1 million. As of December 31, 2005, the net deferred tax asset was $315.4 million. Income tax loss and capital loss carryforwards and tax credit carryforwards are in non-U.S. taxing jurisdictions and in certain states in the U.S. Foreign tax credits earned in the U.S. in current and prior years, which cannot be used currently, also give rise to net deferred tax assets. In determining the valuation allowances to establish against these deferred tax assets, the Corporation considers many factors, including the specific taxing jurisdiction, the carryforward period, income tax strategies and forecasted earnings for the entities in each jurisdiction. A valuation allowance is recognized if, based on the weight of available evidence, the Corporation concludes that it is more likely than not that some portion or all of the deferred tax asset will not be realized.

As of December 31, 2006, United States income taxes and foreign withholding taxes have not been provided on approximately $4.4 billion of unremitted earnings of subsidiaries operating outside the U.S. in accordance with Accounting Principles Board (“APB”) Opinion No. 23, Accounting for Income Taxes, Special Areas. These earnings are considered by management to be invested indefinitely. However, they would be subject to income tax if they were remitted as dividends, were lent to the Corporation or a U.S. affiliate, or if the Corporation were to sell its stock in the subsidiaries. It is not practicable to determine the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings. We periodically determine whether our non-U.S. subsidiaries will invest their undistributed earnings indefinitely and reassess this determination as appropriate. See Item 8, Note 15 to the Consolidated Financial Statements for disclosure of previously unremitted earnings that were repatriated in 2005 under the provisions of the American Jobs Creation Act.

The Corporation accrues liabilities for current income taxes for potential assessments which at December 31, 2006 and 2005 aggregated to $237.2 million and $268.8 million, respectively. The accruals relate to uncertain tax positions in a variety of taxing jurisdictions and are based on what management believes will be the ultimate resolution of these positions. These liabilities may be affected by changing interpretations of laws, rulings by tax authorities, or the expiration of the statute of limitations. The Corporation’s U.S. federal income tax returns have been audited through 2003. IRS assessments of additional taxes have been paid through 1998. Refund actions are pending with the IRS Examination Division or Appeals Office for the years 1993 through 1998. Management currently believes that the ultimate resolution of these matters, individually or in the aggregate, will not have a material effect on the Corporation’s business, financial condition, results of operations or liquidity.

Loss Contingencies

The outcome of loss contingencies and legal proceedings and claims brought against the Corporation is subject to uncertainty. SFAS No. 5, Accounting for Contingencies, requires that an estimated loss contingency be accrued by a charge to earnings if it is probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. Disclosure of the contingency is required if there is at least a reasonable possibility that a loss has been incurred. Determination of whether to accrue a loss requires evaluation of the probability of an unfavorable outcome and the ability to make a reasonable estimate. Changes in these estimates could affect the timing and amount of accrual of loss contingencies.

Legal Matters

Environmental Matters

The Corporation has been named a potentially responsible party under the provisions of the federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state statutes, at a number of waste disposal sites, none of which, individually or in the aggregate, in management’s opinion, is likely to have a material adverse effect on the Corporation’s business, financial condition, results of operations or liquidity.

New Accounting Standards

See Item 8, Note 1 to the Consolidated Financial Statements for a description of new accounting standards and their anticipated effects on the Corporation’s financial statements.

Business Outlook

The Corporation has continued to execute its Global Business Plan to sustain performance and drive shareholder value over the long term. The Corporation expects to continue to execute the plan in 2007, with emphasis on its targeted growth initiatives. The Corporation also expects to continue to reinvest cost savings to support innovation, improve brand equity and advance its capabilities, particularly in the areas of customer development and strategic marketing. Finally, the Corporation intends to remain focused on improving return on invested capital, increasing cash flow and deploying its cash in shareholder-friendly ways.

Forward-Looking Statements

Certain matters discussed in this Form 10-K or related documents, a portion of which are incorporated herein by reference, concerning, among other things, the business outlook, including new product introductions, cost savings, anticipated costs and benefits related to the Competitive Improvement Initiatives, anticipated financial and operating results, strategies, contingencies and contemplated transactions of the Corporation, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management’s expectations and beliefs concerning future events impacting the Corporation. There can be no assurance that these events will occur or that the Corporation’s results will be as estimated.

The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside the control of the Corporation, including the prices and availability of the Corporation’s raw materials, potential competitive pressures on selling prices or advertising and promotion expenses for the Corporation’s products, energy costs, and fluctuations in foreign currency exchange rates, as well as general economic conditions in the markets in which the Corporation does business, could impact the realization of such estimates.

The factors described under Item 1A, “Risk Factors” in this Form 10-K, or in our other Securities and Exchange Commission filings, among others, could cause the Corporation’s future results to differ from those expressed in any forward-looking statements made by, or on behalf of, the Corporation. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.